EXHIBIT 10.131

                           Memorandum of Understanding

      This Memorandum of Understanding ("MOU") is made as of the 16th day of November, 2005 between Williams-Sterling, Inc. ("WSI"), a Virginia corporation, having its principal office at 1153 Gibson's Lane, Lignum, Virginia 22726, and HiEnergy Technologies, Inc. ("HiEnergy"), a Delaware corporation, having its principal office at 1601-B Alton Parkway, Irvine, California 92606. HiEnergy and WSI are hereinafter collectively referred to as the "Parties".

A.    Background

      A.1. Based on preliminary discussions between WSI and HiEnergy's wholly-owned subsidiary, HiEnergy Defense, Inc., both Parties have agreed to establish a working relationship and enter into an agreement for teaming on government and commercial solicitations in which HiEnergy's proprietary bomb detection technologies, products, services and solutions (the "Products") could be provided to mission critical facilities.

      A.2. WSI has agreed to assist HiEnergy with the marketing and sale (and technical support) of the Products to the U.S. Federal Government on a world-wide basis under sole-source and restricted competition procurement programs available to WSI as a Service-Disabled Veteran Owned Small Businesses (SDVOSB) pursuant to Presidential Executive Order 13360 and Public Laws 106.50 and 108.183.

      A.3. Both Parties have agreed to negotiate a Value Added Reseller Agreement in which WSI will have the right to offer the Products to the target markets listed in Appendix A in its capacity as a SDVOSB.

B.    Purpose of MOU

The purpose of this MOU is to: (1) describe at a high level the key principles and terms which will apply in the definitive agreements between the Parties; and
(2) establish the process and timetable to be followed by the Parties in the completion of the definitive agreements.

C. Understandings and Agreements

      C.1. Both Parties intend to work together to identify those opportunities where, by combining their complementary talents, experience and capabilities, they may be better able to provide a superior solution on government and commercial procurements.


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      C.2.  Teaming Agreement: HiEnergy and WSI agree to negotiate and enter into a teaming agreement which shall establish the manner in which HiEnergy and WSI may cooperate on government and commercial solicitations and include the following conditions if the Parties determine to team together on a specific opportunity:

            C.2.1 Each Party shall provide the other with all reasonable assistance in the development and preparation of proposals that may be required, including best and final offers. The ultimate responsibility for the content of any integrated proposal presented to the Customer will rest with WSI. WSI will include appropriate credit in its proposal relative to the areas of contribution furnished by HiEnergy.

            C.2.2 Both Parties will use best efforts to make available their respective management and technical personnel as may be appropriate during the conduct of any discussions and negotiations with the customer concerning the award of a prime contract for the project to WSI or HiEnergy. This includes arrangements for training and service plans (as may be required).

            C.2.3 Each Party shall authorize the other Party to use any information, data or drawings, solely for the express purpose of developing and presenting the project proposal and obtaining a prime contract award to WSI for the project.

            C.2.4 With the exception of the terms and conditions of any pre-established HiEnergy prime contract award, upon identifying an opportunity, the Parties will determine, prior to submitting a proposal to the customer for the project, which party will serve as prime contractor responsible for the scope of work associated with the project and the other as subcontractor on a project by project basis.

            C.2.5 Except under pre-established conditions where HiEnergy is awarded a prime contract, in the event WSI is awarded a prime contract for the project and this MOU has not been previously terminated pursuant to the applicable provisions hereof, HiEnergy will enter into good faith negotiations with WSI to draft a mutually agreeable subcontract for the work, subject to any necessary approvals by the customer and the negotiation of mutually acceptable terms and conditions. Such subcontract shall HiEnergy's standard terms and conditions for the services offered.

      C.3. Value Added Reseller Agreement: HiEnergy and WSI agree to negotiate a Value Added Reseller Agreement in which HiEnergy will grant WSI the right to market and resell the Products exclusively as a Service-Disabled Veteran Owned Small Businesses (SDVOSB). Besides the specific terms and conditions under which WSI will purchase the Products from HiEnergy for resale to certain markets, the reseller agreement shall include the distribution model and pricing policy of the Products, including list price values and reseller discounts (to be no less than 20%) and (ii) certain performance guidelines, including sales and marketing developmental milestones, excluding sales volume requirements.


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D.    Negotiations Process and Timetable

Both Parties acknowledge that definitive agreements will be required and on signing of this MOU agree to diligently proceed in good faith with negotiations regarding the agreements according to the key principles, process and timetable described in this MOU. The Parties acknowledge that agreements are subject to the approval by the respective Board of Directors and/or authorized representatives of HiEnergy and WSI.

E.    Allocation of Costs

Each Party will bear the cost of its own efforts in the preparation and support of its portion of any proposal requirements or other responsibilities unless otherwise set forth in this MOU.

F.    Non-Exclusive Arrangement

Nothing contained in this MOU outside of the opportunities that fall under the provisions of shall be deemed to restrict either party from quoting, offering to sell or selling to others any items or services that it may regularly offer for sale or license, including offering a proposal in response to a solicitation that a party identifies as a potential opportunity for the Parties to bid together. Any proposals the Parties make to government agencies pursuant to this MOU shall be made on a non-exclusive basis unless the Parties otherwise agree in writing.

G.    Notices

All notices required or permitted to be given hereunder shall be in writing and be deemed effective (a) upon personal delivery, (b) on the calendar day following the date of confirmed transmission of telex, telegram, or electronic mail, or (c) upon receipt if sent by registered, certified or express mail to the Parties addressed as follows:

If to WSI:

Williams-Sterling, Inc.
21153 Gibson's Lane
Lignum, Virginia 22726
Attn: James H. Williams
Fax: 802-609-8862
williamsjh@msn.com
------------------

If to HiEnergy:

HiEnergy Technologies, Inc.
1601 B. Alton Parkway
Irvine, CA 92606
Attn: Corporate Secretary
Fax: 949-757-1477
rspillmann@hienergyinc.com


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H.    Proprietary Information

Proprietary information shall be governed by the terms and conditions of the NDA previously executed by the Parties, which terms and conditions are specifically incorporated herein by reference.

I.    Termination

This MOU shall terminate upon (i) execution by both Parties of all definitive agreements, (ii) the lapse of twelve (12) months, unless such term is extended by mutual agreement, or (iii) upon thirty (30) days written notice by either party; provided, however, that any confidential information disclosed under this MOU shall be returned to the disclosing Party and such confidential information shall, in any event, survive the termination of this MOU.

J.    Governing Law and Disputes

This MOU shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law provisions. WSI and HiEnergy agree to attempt to settle any dispute or controversy arising between them under this MOU, through consultation and negotiation in good faith and a spirit of mutual cooperation. If such attempts fail, however, then the dispute will be mediated by a mutually acceptable mediator to be chosen by WSI and HIENERGY within thirty (30) days after written notice by either Party demanding such mediation. Neither Party shall unreasonably withhold or condition its consent to the selection of a mediator. WSI and HIENERGY will share the costs of the mediation equally.

Any dispute that cannot be resolved through such negotiation or mediation within six (6) months of the date of the initial demand by either Party shall then be finally resolved by the courts. The Parties' use of alternative dispute resolution procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Further, nothing in this provision will prevent either Party from resorting to judicial proceedings at any time, if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one Party or to others.


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K.    Entire Agreement

This MOU, including attachments, appendixes or exhibits hereto and other documents incorporated herein by reference, contains the entire agreement between WSI and HiEnergy concerning the subject matter hereof, and supersedes any prior or contemporaneous agreements, understandings or communications concerning the subject matter hereof. No modification or amendment of this Agreement will be effective unless it is in writing and signed by the authorized representatives of each Party.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed, in duplicate originals, by their duly authorized representatives, on the date(s) set forth below.


HiEnergy Technologies, Inc.             Williams-Sterling, Inc.


By: /s/ Dr. Bogdan C. Maglich           By: /s/ James H. Williams
    --------------------------------        --------------------------------
Name: Dr. Bogdan c. Maglich             Name: James H. Williams
Title: CEO/Chairman                     Title: Chairman

Date: 11/16/2005                        Date: 11/16/2005


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                                   APPENDIX A

                                 TARGET MARKETS

I. TARGET MARKETS: The marketing and technical support activities will be targeted at (but not limited ) the following agencies that are responsible for the implementation of Executive Order 13360 and Public laws 106.5 and 108.183:

      a.    United States Department of Defense:

      b. Defense Logistics Agency (DLA) , Deputy Director, Office of Small Disadvantage Business Utilization Program

      c.    Defense Logistic Agency (DLA)-DOD-EMALL, DSCC-DOM, Program Manager

      d. United States Transportation Security Administration (TSA), Director/Senior Policy Analyst Office of Transportation Security
            Policy:

      e. Transportation Security Administration's (TSA) Airport Security Design Guidelines Working Group (ASDG-WG):

      f.    United States Department of Homeland Security Administration:

      g.    United States General Service Administration (GSA):

      h. United States Department of State - Office of Small & Disadvantaged Business Utilization: i. United States Department of Justice - Office of the Assistant Attorney General for Administration:

      j. United States Department of Agriculture (USDA) - Assistant Secretary for Administration:

      k. United States Department of Labor - Assistant Secretary for Veterans' Employment & Training Service:

      l.    United States Department Health & Human Services:

      m.    United States Department of Veterans' Affairs:

      n. National Aeronautics & Space Administration (NASA) - Assistant Administrator Small Business & Disadvantaged Business Utilization:

      o.    United States Small Business Administration:

      p.    United States Office of Management & Budget:

      q. Federal Aviation Administration, Assistant Administrator, AIP & PFC Programs


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